Exhibit 99.1

Monotype Imaging Announces Third Quarter 2008 Results

Company Reports Strong Profitability and Cash Flow

WOBURN, Mass.--(BUSINESS WIRE)--November 12, 2008--Monotype Imaging Holdings Inc. (Nasdaq: TYPE) today announced financial results for the third quarter, ended Sept. 30, 2008.

Third quarter 2008 highlights:

  Revenue of $27.3 million increased four percent year-over-year as a result of increased OEM and e-commerce revenues, offset by a decline in certain portions of Creative Professional revenue.
  Non-GAAP adjusted EBITDA grew 15% year-over-year to $11.9 million, or 44% of revenue.
  Cash flow from operations was $7.1 million for the third quarter and $24.6 million on a year to date basis, an increase of 35% compared to the first nine months of 2007.

“We continued to deliver strong profitability and cash flow, despite modest sales growth,” said Doug Shaw, president and chief executive officer. “During the third quarter, our OEM business grew in line with our expectations and our e-commerce revenue continued to grow at double digit rates. However, our remaining Creative Professional revenue was negatively impacted by the softening economy.

“We believe Monotype Imaging is well positioned to weather the economic challenges based on our strong market leadership position, attractive business model and progress against our strategic growth initiatives.”

Scott Landers, senior vice president and chief financial officer, said “Non-GAAP adjusted EBITDA margins were strong at 44 percent. This reflects the leverage in our business model, our ability to generate cash flow and our commitment to manage the business for high levels of profitability. We continue to make progress against our long-term strategic growth opportunities, and we plan to fund the majority of these investments through ongoing operational efficiencies.”

Operating results

Revenue for the third quarter of 2008 was $27.3 million, an increase of four percent compared to $26.2 million in the third quarter of 2007. Net income for the third quarter of 2008 was $4.4 million, compared to net income of $1.5 million for the prior year period. Earnings per diluted share for the third quarter of 2008 were $0.12 compared to a loss per diluted share of $0.09 in the third quarter of 2007. The third quarter of 2007 included a $3.9 million reduction to net income available to common shareholders for accretion of convertible redeemable preferred stock. All convertible redeemable preferred stock was converted to common and redeemable preferred stock, and the redeemable preferred stock was redeemed in connection with the company’s initial public offering in July, 2007.

In the third quarter of 2008, non-GAAP adjusted EBITDA was $11.9 million, up 15 percent over non-GAAP adjusted EBITDA of $10.3 million in the third quarter of last year.

A reconciliation of GAAP net income to non-GAAP adjusted EBITDA for the three and nine months ended Sept. 30, 2008 and 2007 is provided in the financial tables that accompany this release.

Cash, cash flow and debt balances

At the end of the third quarter of 2008, Monotype Imaging had cash and cash equivalents of $28.0 million, an $8.4 million increase compared to $19.6 million as of Dec. 31, 2007. The company’s outstanding debt has been reduced from $131.4 million to $116.1 million over the same time period. During the first nine months of fiscal 2008, the company generated $24.6 million of cash from operations, a portion of which was used to repay $15.9 million of debt.

Company announces restructuring

As part of a larger initiative to gain operational efficiencies in order to increase investment into long-term growth opportunities, the company today announced the redeployment of resources, as well as a small workforce reduction. These actions will allow the company to fund investment without significantly increasing the company’s cost base. Monotype Imaging expects to incur a severance expense of approximately $900,000 in the fourth quarter of 2008 in connection with this workforce reduction.

Financial outlook

The company currently expects full year 2008 revenue to be in the range of $110.5 million to $112 million, which represents an annual growth rate of five to seven percent. The adjustment relative to previous revenue guidance of $112 million to $116 million is related to the anticipated second half revenue short fall in portions of Monotype Imaging's Creative Professional business.

The company expects full year 2008 non-GAAP adjusted EBITDA to be in the range of $47.4 million to $48.9 million, which includes approximately $900,000 in fourth quarter severance charges, $1.2 million in secondary offering expenses primarily incurred in the first half of 2008, and approximately $500,000 in non-cash foreign exchange gains on the company’s intercompany loan. GAAP fully diluted earnings per share is expected to be in the range of $0.40 to $0.43. The GAAP fully diluted earnings per share guidance assumes an anticipated effective tax rate of 39 percent for the full year 2008.

The company currently anticipates that it will generate approximately $30 million in cash from operations for the fiscal year.

A reconciliation of forecasted GAAP net income to forecasted non-GAAP adjusted EBITDA for the full year ending Dec. 31, 2008 is provided in the financial tables that accompany this release.

Conference call details

Monotype Imaging will host a conference call on Wednesday, Nov. 12, 2008 at 8:30 a.m. EST to discuss the company’s third quarter results and business outlook for 2008. Individuals who are interested in listening to the audio webcast should log on to the “Investor Relations” portion of the “About Us” section of Monotype Imaging’s Web site at www.monotypeimaging.com. The live call can be accessed by dialing (800) 303-0442 (domestic) or (847) 413-3733 (international) using passcode 23003447. The audio webcast will also be archived on the company’s Web site.

Non-GAAP financial measures

This press release contains non-GAAP financial measures under the rules of the U.S. Securities and Exchange Commission. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. The reconciliation to net income for the three months and nine months ended Sept. 30, 2008 and 2007 and for the 2008 full year outlook are in the tables attached to this press release. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget and in reporting to lenders. Non-GAAP financial measures are used by Monotype Imaging management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, Monotype Imaging believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. Monotype Imaging management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the growth of the company’s OEM business and Creative Professional business, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company’s text imaging solutions; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products or product features; risks associated with the company’s ability to adapt its products to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, as amended, and subsequent filings. The financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008. While Monotype Imaging may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype Imaging

Monotype Imaging is a global provider of text imaging solutions for manufacturers and developers of consumer electronics devices including laser printers, copiers, mobile phones, digital televisions, set-top boxes, digital cameras and software applications and operating systems. The company also provides printer drivers and color imaging technologies to OEMs (original equipment manufacturers). Monotype Imaging technologies are combined with access to more than 10,000 typefaces from the Monotype®, Linotype® and ITC® typeface libraries – home to some of the world’s most widely used designs, including the Times New Roman®, Helvetica® and ITC Franklin Gothic™ typefaces. Fonts are licensed to creative and business professionals through custom font design services, direct sales or e-commerce portals. Monotype Imaging offers fonts and industry-standard solutions that support all of the world’s major languages. The company is based in Woburn, Mass., with regional offices in the U.K., Germany (Linotype), Mt. Prospect, Ill., Redwood City, Calif., Boulder, Colo., Japan and China. Information about Monotype Imaging and its products can be found at www.monotypeimaging.com, www.fonts.com, www.linotype.com, www.monotypefonts.com, www.itcfonts.com, www.customfonts.com, www.fontwise.com, www.fonts.hk and www.faces.co.uk.

Monotype is a trademark of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Times New Roman is a trademark of The Monotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Linotype is a trademark of Linotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Helvetica is a trademark of Linotype Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions in the name of Linotype Corp. or its licensee Linotype GmbH. ITC is a trademark of International Typeface Corp. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. ITC Franklin Gothic is a trademark of International Typeface Corp. and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. © 2008 Monotype Imaging Holdings Inc. All rights reserved.

MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$27,972	$19,584
Accounts receivable, net	5,429	4,459
Income tax refunds receivable	27	1,391
Deferred income taxes	209	1,506
Prepaid expense and other current assets	1,775	1,156

Total current assets	35,412	28,096
Property and equipment, net	2,197	2,290
Goodwill	139,472	141,346
Intangible assets, net	93,803	102,446
Other assets	3,731	2,168

Total assets	$274,615	$276,346

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$990	$1,845
Accrued expenses and other current liabilities	10,496	13,116
Accrued income taxes	1,901	2,687
Deferred revenue	8,379	4,652
Current portion of long-term debt	12,027	18,582

Total current liabilities	33,793	40,882
Long-term debt, less current portion	104,039	112,818
Deferred revenue, net of current portion	49	241
Deferred income taxes	16,078	15,567
Reserve for income taxes, net of current portion	1,177	1,387
Other long-term liabilities	156	245
Accrued pension benefits	3,269	3,199
Stockholders’ equity:
Common stock.	34	34
Additional paid-in capital	141,872	138,219
Treasury stock	(86)	(41)
Accumulated deficit	(27,523)	(38,826)
Accumulated other comprehensive income	1,757	2,621

Total stockholders’ equity	116,054	102,007

Total liabilities and stockholders’ equity	$274,615	$276,346

MONOTYPE IMAGING HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$27,310	$26,172	$83,492	$77,638
Costs and expenses:
Cost of revenue	2,640	1,999	7,399	6,969
Cost of revenue—amortization of acquired technology	848	844	2,548	2,532
Marketing and selling	5,585	4,694	17,196	13,832
Research and development	3,417	6,079	11,390	13,975
General and administrative	4,813	3,836	15,350	11,291
Amortization of other intangible assets	1,821	1,792	5,542	5,359

Total costs and expenses	19,124	19,244	59,425	53,958
Income from operations	8,186	6,928	24,067	23,680
Other (income) expense:
Interest expense	1,868	3,981	6,344	14,653
Interest income	(25)	(56)	(110)	(122)
Loss (gain) on foreign exchange	2,732	(941)	737	(1,139)
Gain on derivatives	(2,525)	(13)	(1,564)	(42)
Loss on extinguishment of debt	—	2,958	—	2,958
Other expense (income), net	99	(2)	88	(13)

Total other expense	2,149	5,927	5,495	16,295
Income before provision (benefit) for income taxes	6,037	1,001	18,572	7,385
Provision (benefit) for income taxes	1,644	(523)	7,269	2,296

Net income	$4,393	$1,524	$11,303	$5,089

Net income (loss) available to common stockholders (1)	$4,393	$(2,391)	$11,303	$(28,996)

Net income (loss) per common share:
Basic	$0.13	$(0.09)	$0.34	$(2.79)
Diluted	$0.12	$(0.09)	$0.32	$(2.79)
Weighted average number of shares:
Basic (2)	33,922,792	25,248,387	33,716,271	10,403,474
Diluted (2)	35,366,817	25,248,387	35,375,419	10,403,474

(1)  Net income (loss) available to common stockholders represents net income reduced by accretion of redeemable preferred stock. Upon redemption of the redeemable preferred stock in July 2007, accretion ceased.  For the periods July 1, 2007 – September 30, 2007 and January 1, 2007 – September 30, 2007, accretion was $3,915 and $34,085, respectively.

(2) Adjusted to retroactively reflect the 4-for-1 stock split effected on July 5, 2007.

MONOTYPE IMAGING HOLDINGS INC.
OTHER INFORMATION
(Unaudited and in thousands)

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$4,393	$1,524	$11,303	$5,089
Provision (benefit) for income taxes	1,644	(523)	7,269	2,296
Interest expense, net	1,843	3,925	6,234	14,531
Depreciation and amortization	2,932	2,895	8,948	8,629

EBITDA	$10,812	$7,821	$33,754	$30,545
Share based compensation	1,120	2,518	2,741	3,271

Adjusted EBITDA	$11,932	$10,339	$36,495	$33,816
OTHER INFORMATION
Share based compensation is composed of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Marketing and selling	$362	$114	$783	$315
Research and development	179	2,158	696	2,307
General and administrative	579	246	1,262	649

Total share based compensation	$1,120	$2,518	$2,741	$3,271

MONOTYPE IMAGING HOLDINGS INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited and in thousands)

Expenses related to the offering of our securities incurred in 2008 is presented below:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2008	2008
Marketing and selling	$—	$—
Research and development	—	—
General and administrative	27	1,173

Total expenses related to the offering of our securities	27	1,173
Tax amount	—	—

Total expenses related to the offering of our securities, after tax	$27	$1,173

Decrease to diluted earnings per share	$—	$(0.03)
Loss (gain) related to the intercompany note and currency swap instrument in 2008 is presented below:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2008	2008
Loss on foreign exchange related to intercompany note	$2,980	$846
Gain on derivatives related to currency swap	(2,561)	(1,516)

Total loss (gain) related to the intercompany note and swap instrument	419	(670)
Tax amount	164	(262)

Total loss (gain) related to the intercompany note and swap instrument, after tax	$255	$(408)

Increase (decrease) to diluted earnings per share	$(0.01)	$0.01

MONOTYPE IMAGING HOLDINGS INC.
MARKET INFORMATION
(Unaudited and in thousands)

The following table presents revenue for our two major markets:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
OEM	$19,774	$18,261	$57,737	$53,561
Creative Professional	7,536	7,911	25,755	24,077

Total	$27,310	$26,172	$83,492	$77,638

MONOTYPE IMAGING HOLDINGS INC.
OTHER INFORMATION
(Unaudited and in thousands)

RECONCILIATION OF FORECASTED GAAP NET INCOME TO FORECASTED NON-GAAP ADJUSTED EBITDA

	Low End of Guidance	High End of Guidance
	2008	2008
Net income	$14,400	$15,300
Provision for income taxes	9,300	9,900
Interest expense, net	8,300	8,300
Depreciation and amortization	11,500	11,500

EBITDA	$43,500	$45,000
Share based compensation	3,900	3,900

Adjusted EBITDA	$47,400	$48,900

CONTACT:
Investor Relations Contacts:
Integrated Corporate Relations (ICR)
Michael Kern, 617-956-6731
michael.kern@icrinc.com
or
Integrated Corporate Relations (ICR)
Staci Mortenson, 203-682-8273
Staci.mortenson@icrinc.com